Exhibit 99.1

Linda Decker, VP – Investor Relations Jeff Myhre, VP – Editorial 212.564.4700	Tom Gibson, VP – Media Relations 201.476.0322
Seven Penn Plaza • Suite 810 • New York, NY 10001 • Fax: 212.244.3075

CATCHER HOLDINGS, INC.

Charles Sander, President and CEO

(540) 882-3087

FOR IMMEDIATE RELEASE

CATCHER HOLDINGS, INC. ANNOUNCES CHANGE TO BOARD OF DIRECTORS

LEESBURG, VA, January 3, 2007 — Catcher Holdings, Inc. (OTC Bulletin Board: CTHH) today announced that Director H. Clayton Foushee Jr., submitted his resignation, effective December 29, 2006, to Catcher Holdings, Inc. (the “Company”). Foushee is leaving the Board to join the senior staff of the United States Congress, House of Representatives, Transportation and Infrastructure Committee. House Ethics Rules prohibit service on Corporate Boards.

“Clay brings a wealth of experience to his new position, which will serve our country well. His strategic expertise and invaluable personal relationships in industry and government have been critical to Catcher,” stated Chuck Sander, President and CEO of Catcher Holdings. “Clay’s extensive transportation background with Northwest Airlines and Unisys – each a publicly traded company - has informed and enlightened our commercial endeavors. Government service with the National Aeronautics and Space Administration (NASA) and the Federal Aviation Administration, as well as numerous positions within affiliated trade associations provided Dr. Foushee with unique perspectives as he has assisted Catcher through our initial development. We are proud of our accomplishments during his tenure.”

“We are in the process of interviewing candidates and anticipate an announcement of a new appointee to our Board of Directors in the near term.” said Sander.

About Catcher Holdings, Inc.

Catcher Holdings, Inc.’s wholly owned subsidiary, Catcher, Inc., is the developer of the CATCHER ™, a highly-portable, ruggedized, wireless communications and control device built to military specifications. Utilizing proprietary software and industry-leading technologies, the CATCHER™ device offers mission critical personnel integrated communications capabilities through platform incorporating voice, video, data, GPS and biometric capabilities. Photographs and detailed descriptions of the new CATCHER™ device are available on the Company’s website at http://www.catcherinc.com.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks, delays, and uncertainties that may cause the Company’s actual results or performance to differ materially from those expressed or implied by these forward-looking statements. These risks, delays, and uncertainties include, but are not limited to: the Company’s ability to generate product sales and operating profits; vulnerability to technology obsolescence; competition by better capitalized companies; difficulty in managing growth; dependence on key personnel; and other risks which are discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

#####